Exhibit 10.01
AMENDMENT TO EMPLOYMENT AGREEMENT
     WHEREAS, Robert J. Lepofsky (“Executive”) is a party to an Employment Agreement dated September 30, 2007 (the “Agreement”) with Brooks Automation, Inc. (the “Company”); and
     WHEREAS, the parties wish to amend the terms of the Agreement, effective as of January 1, 2009, to extend the employment term of the Executive, add an additional measurement date for purposes of an equity award, and make certain clarifying changes for purposes of Internal Revenue Code Section 409A.
     NOW, THEREFORE, the Agreement is hereby amended as follows:
     1. The reference to “September 30, 2009” in the first sentence of Section 2 of the Agreement shall be deleted and it shall be replaced by the date “December 31, 2010.”
     2. The third sentence of Section 5.3 of the Agreement shall be deleted and it shall be replaced by the following language:
Vesting of the Performance-Based Equity Award will be measured as of September 30, 2008, as of September 30, 2009, and as of the Executive’s Termination Date (as defined in Section 6.4 of this Agreement) (each, a “Measurement Date”).
     3. Section 18 of the Agreement shall be deleted and it shall be replaced by the following language:
     18. Taxes.
     18.1 Withholding. Except as expressly provided, under Section 5.7 and Section 7.4, any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
     18.2 Section 409A Requirements. Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to the Executive under this Agreement:
          18.2.1 For purposes of Section 409A of the Code, (i) each “payment” (as defined by Section 409A of the Code) made under this Agreement shall be considered a “separate payment,” and (ii) payments shall be deemed exempt from the definition of deferred compensation under Section 409A of the Code to the fullest extent possible under (1) the “short-term deferral” exemption of Treasury Regulation § 1.409A-l(b)(4), and (2) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the Executive’s “separation from service” (as defined for purposes of Section 409A of the Code)) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-l(b)(9)(iii), which are hereby incorporated by reference.
          18.2.2 If the Executive is a “specified employee” as defined in Section 409A of the Code (and as applied according to procedures of the Company and its affiliates) as of his separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, no payments due under this Agreement may be made until the earlier of: (i) the first day of the seventh month following the Executive’s separation from service, or (ii) the Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Executive’s separation from service.
          18.2.3 If this Agreement fails to meet the requirements of Section 409A of the Code, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Executive by Section 409A of the Code, and the Executive shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A of the Code.
          IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of the date set forth above.

ROBERT J. LEPOFSKY		BROOKS AUTOMATION INC.

/s/ Robert J. Lepofsky		/s/ Mark S. Wrighton

Date:	February 12, 2009	By:	MARK S. WRIGHTON
		Title:	Chair, HR & C Committee
		Date:	Feb 12, 2009

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